Exhibit 99.1

Lakeland Industries, Inc. Announces Amendments to its Credit Facility

All Defaults Waived; Company Now in Total Compliance

RONKONKOMA, NY – October 17, 2012 — Lakeland Industries, Inc. (the “Company”) (NASDAQ: LAKE), a leading global manufacturer of industrial protective clothing for industry, municipalities, healthcare and to first responders on the federal, state and local levels, today announced amendments to its primary credit facility with TD BANK, N.A. The Company is now in compliance with all covenants relating to the revised revolving credit agreement.

The amendments were required as a result of the arbitration award issued against the Company in May 2012 and the subsequent entry into a settlement agreement in respect thereof, as well as due to recent operating results of the Company, which collectively caused certain events of default under the TD Bank revolving credit facility and term loan facility, including an event of default for failure to comply with the minimum EBITDA covenant, which allowed TD Bank, at its option, to accelerate the loan.

“We are pleased to have successfully amended our credit agreement with TD Bank,” said Lakeland Industries President and Chief Executive Officer Christopher J. Ryan. “The terms of the revised credit facility along with the recently announced Brazil arbitration award settlement remove a great deal of uncertainty for the Company. We appreciate that TD Bank has been supportive of our business pursuits and operational challenges. Management of Lakeland now looks forward to working toward international growth for the Company.”

The amendments announced today modify the covenants of the former credit facility and as such waive all previous defaults while requiring no forbearance agreements. The revolving credit facility has been revised to a total borrowing commitment of $17.5 million, with a revised expiration date of June 30, 2013 at a maximum interest rate of LIBOR plus 3.50%, with current outstanding borrowings of approximately $15,500,000.  The prior credit agreement allowed up to $30.0 million of borrowing capacity at a maximum interest rate of LIBOR plus 2.50% and had an expiration date of June 30, 2014.  The revised credit facility — as well as the prior agreement — requires access fees for all unused portions of the total borrowing capacity provided to the Company.  With the borrowing base formulas currently in place, the Company would be limited to approximately $17.5 million in any case.

Mr. Ryan added: “We have made significant progress in coming to terms on the Brazil arbitration settlement and successfully amending our bank facility. These have been two of the three pressing issues that need to be resolved so that we may fully focus our attention on the third issue which is the capital requirements associated with the Brazil arbitration settlement and other matters for which we continue to work with our advisors Raymond James in the evaluation of a range of strategic alternatives. We will announce developments at the appropriate time.”

About Lakeland Industries, Inc.:

Lakeland Industries, Inc. (NASDAQ: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market. The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 1,200 safety and mill supply distributors. These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories. In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and many other federal and state agencies. For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and 8-K(s), registration statements, annual reports and other periodic reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” which words reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

Contacts:
Lakeland Industries	Darrow Associates
631-981-9700	631-367-1866
Christopher Ryan, CJRyan@lakeland.com	Jordan Darrow
Gary Pokrassa, GAPokrassa@lakeland.com	jdarrow@darrowir.com

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